EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Biohaven Pharmaceutical Holding Company Ltd., of our report dated March 6, 2018 relating to the financing statements, which appear in Biohaven Pharmaceutical Holding Company Ltd.’s  Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
May 25, 2018